Exhibit 10.12

EMPLOYMENT AGREEMENT

AGREEMENT dated as of ________, 2015 between Thomas Panza, residing at ___________ (“Employee”), and Long Island Brand Beverages LLC, a New York limited liability company having its principal office at 116 Charlotte Avenue, Hicksville, NY 11801 (“Company”);

WHEREAS, the Company has entered into an Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of December 31, 2014, by and among the Company, Cullen Agricultural Holding Corp. (“Cullen Ag”), Long Island Iced Tea Corp. (“Holdco”), Cullen Merger Sub, Inc., LIBB Acquisition Sub, LLC and the founders of LIBB;

WHEREAS, the Company desires to enter into a new employment agreement with Employee to take effect upon consummation of the transactions contemplated by the Merger Agreement (the “Commencement Date”); and

WHEREAS, Employee is willing to enter into such employment agreement on the terms, conditions and provisions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the parties hereby agree as follows:

IT IS AGREED:

1.          Employment, Duties and Acceptance.

1.1           General. During the Term (as defined in Section 2), the Company shall employ Employee in the position of Purchasing Manager of the Company and such other positions as shall be given to Employee by the Chief Executive Officer (CEO). All of Employee’s powers and authority in any capacity shall at all times be subject to the direction and control of the Company’s Chief Executive Officer. The CEO may assign to Employee such management and supervisory responsibilities and duties for the Company or any subsidiary of the Company, as are consistent with Employee’s status as Purchasing Manager. The Company and Employee acknowledge that Employee’s primary functions and duties as Purchasing Manager shall be to assist the Company in managing all hands-on operational aspects of the company with a primary focus on management of the Company’s inventory control and oversight of supply chain management and procurement. Purchasing manager will be responsible for buying the best quality equipment, goods and services for the Company or organization at the most competitive prices.

1.2           Full-Time Position. Employee accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties hereunder. Nothing herein shall be construed as preventing Employee from making and supervising personal investments, provided they will not interfere with the performance of Employee’s duties hereunder or violate the provisions of Section 5.4 hereof.

1.3           Location. Employee will perform his duties in or around Hicksville, New York. Employee shall undertake such occasional travel, within or outside the United States, as is reasonably necessary in the interests of the Company.

2.          Term. The term of Employee’s employment hereunder shall commence on the Commencement Date and shall continue until the second anniversary of the Commencement Date (“Term”) unless terminated earlier as hereinafter provided in this Agreement, or unless extended by mutual written agreement of the Company and Employee. This Agreement shall become null and void in the event of the termination of the Merger Agreement prior to the consummation of the transactions contemplated thereby. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall become effective only upon consummation of the transactions contemplated by the Merger Agreement. Unless the Company and Employee have otherwise agreed in writing, if Employee continues to work for the Company after the expiration of the Term, his employment thereafter shall be under the same terms and conditions provided for in this Agreement, except that his employment will be on an “at will” basis and the provisions of Sections 4.4 and 4.6(c) shall no longer be in effect.

3.          Compensation and Benefits.

3.1           Salary. The Company shall pay to Employee a salary (“Base Salary”) at the annual rate of $80,000. Employee’s compensation shall be paid in equal, periodic installments in accordance with the Company’s normal payroll procedures.

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3.2           Incentives. For the period from the Commencement Date until December 31st, 2015, the Employee shall be paid a bonus (“Bonus”) of up to 50% of the Base Salary. The incentive paid (if any) will be determined by the Chief Executive Officer and the Board at their discretion. The Bonus will be paid in cash or stock as per the recommendation of the Board.

3.3           Benefits. Employee shall be entitled to such medical, life, disability and other benefits as are generally afforded to other Employees of the Company, subject to applicable waiting periods and other conditions, as well as participation in all other company-wide employee benefits, including a defined contribution pension plan and 401(k) plan, as may be made available generally to employees from time to time. If the benefits in this Section 3.3 are not implemented by the date being six (6) months from the Commencement Date the Employee will accept by way of substitution the sum of $500.00 per month for the period until the benefits are made available to the Employee.

3.4           Vacation and Sick Days. Employee shall be entitled to twenty (20) days of paid vacation and five (5) days of paid sick days in each year during the Term and to a reasonable number of other days off for religious and personal reasons in accordance with customary Company policy.

3.5           Expenses. The Company shall pay or reimburse Employee for all transportation, hotel and other expenses reasonably incurred by Employee on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures.

3.6           Stock Options. Subject to approval by the Board of Directors of Holdco, Holdco shall grant Employee an option (“Option”) to purchase 600,000 shares of Holdco’s Common Stock under Holdco’s 2015 Long-Term Incentive Equity Plan, such Option to vest quarterly in equal portions over the Term and have an exercise price of $0.25. The duration of the Option is for a five year period ending on the fifth anniversary of the Commencement Date.

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4.          Termination.

4.1           Death. If Employee dies during the Term, Employee’s employment hereunder shall terminate and the Company shall pay to Employee’s estate the amount set forth in Section 4.6(a).

4.2           Disability. The Company, by written notice to Employee, may terminate Employee’s employment hereunder if Employee shall fail because of illness or incapacity to render services of the character contemplated by this Agreement for six (6) consecutive months. Upon such termination, the Company shall pay to Employee the amount set forth in Section 4.6(a).

4.3           By Company for “Cause”. The Company, by written notice to Employee, may terminate Employee’s employment hereunder for “Cause”. As used herein, “Cause” shall mean: (a) the refusal or failure by Employee to carry out specific directions of the Chief Employee Officer or Board which are of a material nature and consistent with his status as Purchasing Manager (or whichever positions Employee holds at such time), or the refusal or failure by Employee to perform a material part of Employee’s duties hereunder; (b) the commission by Employee of a material breach of any of the provisions of this Agreement; (c) fraud or dishonest action by Employee in his relations with the Company or any of its subsidiaries or affiliates (“dishonest” for these purposes shall mean Employee’s knowingly or recklessly making of a material misstatement or omission for his personal benefit); or (d) the conviction of Employee of a felony under federal or state law. Notwithstanding the foregoing, no “Cause” for termination shall be deemed to exist with respect to Employee’s acts described in clauses (a) or (b) above, unless the Company shall have given written notice to Employee within a period not to exceed ten (10) calendar days of the initial existence of the occurrence, specifying the “Cause” with reasonable particularity and, within thirty (30) calendar days after such notice, Employee shall not have cured or eliminated the problem or thing giving rise to such “Cause;” provided, however, no more than two cure periods need be provided during any twelve-month period. Upon such termination, the Company shall pay to Employee the amount set forth in Section 4.6(b).

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4.4           By Employee for “Good Reason”. The Employee, by written notice to the Company, may terminate Employee’s employment hereunder if a “Good Reason” exists. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances without the Employee’s prior written consent: (a) a substantial and material adverse change in the nature of Employee’s title, duties and/or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change (such change, a “Demotion”); (b) material breach of this Agreement by the Company; (c) a failure by the Company to make any payment to Employee when due, unless the payment is not material and is being contested by the Company, in good faith; or (d) a liquidation, bankruptcy or receivership of the Company. Notwithstanding the foregoing, no “Good Reason” shall be deemed to exist with respect to the Company’s acts described in clauses (a), (b) or (c) above, unless Employee shall have given written notice to the Company within a period not to exceed ten (10) calendar days of the Employee’s knowledge of the initial existence of the occurrence, specifying the “Good Reason” with reasonable particularity and, within thirty (30) calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such “Good Reason”; provided, however, that no more than two cure periods shall be provided during any twelve-month period of a breach of clauses (a), (b) or (c) above. Upon such termination, the Company shall pay to Employee the amount set forth in Section 4.6(c).

4.5           Without “Cause”. Either the Company or the Employee may terminate Employee’s employment hereunder without “Cause” by giving at least six (6) months written notice to the other party. Upon such termination, the Company shall pay to Employee the amount set forth in Section 4.6(c).

4.6           Compensation Upon Termination. In the event that Employee’s employment hereunder is terminated, the Company shall pay to Employee the following compensation:

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(a)          Payment Upon Death or Disability. In the event that Employee’s employment is terminated pursuant to Sections 4.1 or 4.2, the Company shall no longer be under any obligation to Employee or his legal representatives pursuant to this Agreement except for: (i) the Base Salary due Employee pursuant to Section 3.1 hereof through the date of termination; (ii) all valid expense reimbursements; (iii) all accrued but unused vacation pay; and (iv) all earned and previously approved but unpaid Bonuses for any year prior to the year of termination.

(b)          Payment Upon Termination by the Company For “Cause”. In the event that the Company terminates Employee’s employment hereunder pursuant to Section 4.3, the Company shall have no further obligations to the Employee hereunder, except for: (i) the Base Salary due Employee pursuant to Section 3.1 hereof through the date of termination; (ii) all valid expense reimbursements; and (iii) all unused vacation pay through the date of termination required by law to be paid.

(c)          Payment Upon Termination Without Cause or by Employee for Good Reason. In the event that Employee’s employment is terminated pursuant to Sections 4.4 or 4.5, the Company shall have no further obligations to Employee hereunder except for: (i) six (6) months of Base Salary due Employee pursuant to Section 3.1, which shall be paid in accordance with the Company’s normal payroll procedures unless otherwise mutually agreed to by the Employee and the Company; (ii) all valid expense reimbursements; and (iii) all accrued but unused vacation pay (pro rata for the period to the date of termination).

(d)          Employee shall have no duty to mitigate awards paid or payable to him pursuant to this Agreement, and any compensation paid or payable to Employee from sources other than the Company will not offset or terminate the Company’s obligation to pay to Employee the full amounts pursuant to this Agreement.

5.          Protection of Confidential Information; Non-Competition.

5.1           Acknowledgment. Employee acknowledges that:

(a)          As a result of his employment with the Company, Employee has obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries (referred to collectively in this Section 5 as the “Company”), including, without limitation, financial information, proprietary rights, trade secrets and “know-how,” customers and sources (“Confidential Information”).

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(b)          The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Employee should enter a business competitive with the Company or divulge Confidential Information.

(c)          The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

5.2           Confidentiality. Employee agrees that he will not at any time, during the Term or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Company, except (i) in the course of performing his duties hereunder, (ii) with the Company’s prior written consent; (iii) to the extent that any such information is in the public domain other than as a result of Employee’s breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. If Employee shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Employee promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify, confirmed by mail, the Company and, at the Company’s expense, Employee shall: (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

5.3           Documents. Upon termination of his employment with the Company, Employee will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that Employee shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship with the Company.

5.4           Non-Competition. For and in consideration of the transactions contemplated by the Merger Agreement and the consideration the Employee will receive as a result thereby, Employee hereby agrees as follows:

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(a)          Employee shall not during the period of his employment by or with the Company and for the Applicable Period (defined below), for himself or on behalf of, or in conjunction with, any other person, persons, company, partnership, limited liability company, corporation or business of whatever nature:

(i)          engage, as an officer, director, manager, member, shareholder, owner, partner, joint venturer, trustee, or in a managerial capacity, whether as an employee, independent contractor, agent, consultant or advisor, or as a sales representative, in an entity that designs, researches, develops, markets, sells or licenses products or services that are substantially similar to or competitive with the business of the Company that is located within seventy-five (75) miles of any market in which Company currently operates or has plans to do business in at the time of termination;

(ii)         call upon any person who is at that time, or within the preceding twenty-four (24) months has been, an employee of the Company, for the purpose, or with the intent, of enticing such employee away from, or out of, the employ of the Company or for the purpose of hiring such person for Employee or any other person or entity, unless any such person was terminated by the Company more than six (6) months prior thereto;

(iii)        call upon any person who, or entity that is then or that has been within one year prior to that time, a customer of the Company, for the purpose of soliciting or selling products or services in competition with the Company; or

(iv)        call upon any prospective acquisition or investment candidate, on the Employee’s own behalf or on behalf of any other person or entity, which candidate was known by Employee to have, within the previous twenty-four (24) months, been called upon by the Company or for which the Company made an acquisition or investment analysis or contemplated a joint marketing or joint venture arrangement with, for the purpose of acquiring or investing or enticing such entity into a joint marketing or joint venture arrangement.

For purposes of this Section 5:

•	the term “Company” shall be deemed to include the Holdco, Company and any of its respective subsidiaries; and

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•	the term “Applicable Period” shall mean two (2) years from the consummation of the Merger Agreement.

5.5           Injunctive Relief. If Employee commits a breach, or threatens to commit a breach, of any of the provisions of Section 5.2 or 5.4, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Employee that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 5.5 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

5.6           Modification. If any provision of Section 5.2 or 5.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

5.7           Survival. The provisions of this Section 5 shall survive the termination of this Agreement for any reason.

6.          Miscellaneous Provisions.

6.1           Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the same, or (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 6.1. All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

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If to Employee:

  Thomas Panza

If to the Company:

  Long Island Brand Beverages LLC

  116 Charlotte Avenue

  Hicksville, New York 11801

6.2           Entire Agreement; Waiver. This Agreement sets forth the entire agreement of the parties relating to the employment of Employee and is intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

6.3           Governing Law. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York.

6.4           Binding Effect; Nonassignability. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Employee, but shall inure to the benefit of and be binding upon Employee’s heirs and legal representatives.

6.5           Severability. Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

6.6           Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”). To the extent that any payments and/or benefits provided hereunder are not considered compliant with Section 409A, the parties agree that the Company shall take all actions necessary to make such payments and/or benefits become compliant.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

LONG ISLAND BRAND BEVERAGES LLC

By:
Name:
Title:

THOMAS PANZA